Exhibit 3.1

SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

SEACOR MARINE HOLDINGS INC.
FEBRUARY 9, 2017
SEACOR MARINE HOLDINGS INC., a corporation duly incorporated by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on December 15, 2014, as amended and restated on November 30, 2015 (the “Company”), desiring to further amend and restate said Certificate of Incorporation, hereby certifies as follows:
Said Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:
FIRST:    The name of the Company is:
“SEACOR MARINE HOLDINGS INC.”
SECOND:    Its registered office in the State of Delaware is located at 160 Greentree Drive Suite 101, Dover, Delaware 19904, County of Kent. The registered agent for the Company is National Registered Agents, Inc., whose address is as stated above.
THIRD:    The nature of business and purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended (the “DGCL”).
FOURTH:    The total number of shares of all classes of capital stock which the Company shall have authority to issue is 70,000,000 shares, consisting of:

(i)	10,000,000 shares of Preferred Stock, par value $0.01 per share ("Preferred Stock"), and

(ii)	60,000,000 shares of Common Stock, par value $0.01 per share ("Common Stock").
Except as otherwise provided by law, the shares of capital stock of the Company, regardless of class, may be issued by the Company from time to time in such amounts, for such lawful consideration and for such corporate purpose(s) as the Board of Directors of the Company (the “Board of Directors”) may from time to time determine.
Shares of Preferred Stock may be issued from time to time in one or more series of any number of shares as may be determined from time to time by the Board of Directors; provided, that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock authorized by this Article FOURTH. Each series of Preferred Stock shall be distinctly designated. The Board of Directors is hereby expressly granted authority to fix, in the resolution or resolutions providing for the issuance of a particular series of Preferred Stock, the voting powers, if any, of each such series, and the designations, preferences and relative, participating, optional and other special rights of each such series, and the qualifications, limitations and restrictions thereof to the fullest extent now or hereafter permitted by this Second Amended and Restated Certificate of Incorporation and the laws of the State of Delaware.
Subject to the provisions of applicable law or of the Company’s By-Laws with respect to the closing of the transfer books or the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law, by this Second Amended and Restated Certificate of Incorporation or by the resolution or resolutions of the Board of Directors providing for the issuance of any series of Preferred Stock as aforesaid, the holders of outstanding shares of Common Stock shall exclusively possess the voting power for the election of directors of the Company and for all other purposes as prescribed by applicable law, with each holder of record of shares of Common Stock having voting power being entitled to one vote for each share of Common Stock registered in his or its name on the books, registers and/or accounts of the Company.
FIFTH:     Any action required or permitted to be taken by the holders of the shares of Common Stock of the Company may be taken without a meeting if, but only if, a consent or consents in writing, setting forth the action so taken, are signed by the holders of not less than 66-2/3% (or such greater percentage as may then be required by applicable law) in voting power of the outstanding shares of Common Stock entitled to vote thereon.
Notwithstanding any other provisions of this Second Amended and Restated Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may otherwise be specified by law), the affirmative vote of the holders of not less than 66-2/3% in voting power of the outstanding shares of Common Stock at the Company entitled to vote thereon shall be required to alter, amend, or repeal, or adopt any provisions inconsistent with this Article FIFTH.
SIXTH:    In addition to any affirmative vote required by law or this Second Amended and Restated Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be required by law), the affirmative vote of the holders of not less than 66-2/3% in voting power of the outstanding shares of the Common Stock of the Company entitled to vote thereon, shall be required for the approval or authorization of (i) any merger, consolidation or similar business combination transaction involving the Company, pursuant to which the Company is not the surviving or resulting corporation and/or the shares of Common Stock of the Company are exchanged for or changed into other securities, cash or other property, or any combination thereof, (ii) the adoption of any plan or proposal for the liquidation, dissolution, winding up or reorganization of the Company, and (iii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries (taken as a whole).

SEVENTH:    A director of the Company shall not be personally liable either to the Company or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Company or its stockholders, or (ii) for acts or omissions which are not taken or omitted to be taken in good faith or which involve intentional misconduct or knowing violation of the law, or (iii) for any matter in respect of which such director would be liable under Section 174 of Title 8 of the DGCL or any amendment or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither the amendment nor the repeal of this Article SEVENTH nor the adaption of any provision of this Second Amended and Restated Certificate of Incorporation inconsistent with this Article SEVENTH shall eliminate or reduce the effect of this Article SEVENTH in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article SEVENTH, would accrue or arise prior to such amendment, repeal or adoption of an inconsistent provision.
EIGHTH:
COMPLIANCE WITH U.S. MARITIME LAWS

1.	Certain Definitions. For purposes of this Article EIGHTH, the following terms shall have the meanings specified below:

a.
A “Person” shall be deemed to be the “beneficial owner” of, or to “beneficially own”, or to have “beneficial ownership” of, shares of the capital stock of the Company to the extent such Person (a) would be deemed to be the “beneficial owner” thereof pursuant to Rule 13d-3 promulgated by the Securities and Exchange Commission under the Exchange Act, as such rule may be amended or supplemented from time to time, and any successor to such rule, and such terms shall apply to and include the holder of record of shares in the Company, or (b) otherwise has the ability to exercise or to control, directly or indirectly, any interest or rights thereof, including any voting power of the shares of the capital stock of the Company, under any contract, understanding or other means; provided that a Person shall not be deemed to be the “beneficial owner” of, or to “beneficially own” or to have “beneficial ownership” of, shares of the capital stock of the Company if the Board of Directors determines in accordance with this Article EIGHTH that such Person is not the beneficial owner of such shares for purposes of the U.S. Maritime Laws.

b.
“Charitable Beneficiary” shall mean, with respect to a Trust, one or more nonprofit organizations designated by the Company from time to time by written notice to the Trustee of such Trust to be the beneficiaries of the interest in such Trust, provided that each such organization (i) must be a U.S. Citizen, (ii) must qualify under Section 501(c)(3) of the Code, and (iii) contributions to each such organization must be eligible for deduction under each of Sections 170 (b)(1)(A), 2055 and 2522 of the Code.

c.	“Code” shall mean the Internal Revenue Code of 1986, as amended, any successor statutes thereto, and the regulations promulgated thereunder, in each case as amended or supplemented from time to time.

d.	“Deemed Original Issuance Price” shall have the meaning ascribed to such term in Section 7(c) of this Article EIGHTH.

e.	“Disqualified Person” shall have the meaning ascribed to such term in Section 6(a) of this Article EIGHTH.

f.	“Disqualified Recipient” shall have the meaning ascribed to such term in Section 6(a) of this Article EIGHTH.

g.	“Excess Shares” shall have the meaning ascribed to such term in Section 5 of this Article EIGHTH.

h.	“Excess Share Date” shall have the meaning ascribed to such term in Section 5 of this Article EIGHTH.

i.	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended or supplemented from time to time.

j.
“Fair Market Value” of one share of a particular class or series of the capital stock of the Company as of any date shall mean the average of the daily Market Price of one share of such capital stock for the 20 consecutive Trading Days immediately preceding such date, or, if such capital stock is not listed or admitted for unlisted trading privileges on any National Securities Exchange, the fair value of a share of such class or series of capital stock on such date as determined in good faith by the Board of Directors (or any duly authorized committee thereof).

k.
“Market Price” of a share of a class or series of capital stock of the Company for a particular day shall mean: (A) the last reported sales price, regular way, on such day, or, in case no sale takes place on such day, the average of the reported closing bid and asked prices, regular way, on such day, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted for unlisted trading privileges on the principal National Securities Exchange on which such class or series of capital stock is then listed or admitted for unlisted trading privileges; or (B) if such class or series of capital stock is not then listed or admitted for unlisted trading privileges on any National Securities Exchange, the last quoted price on such day, or, if not so quoted, the average of the closing bid and asked prices on such day in the over-the-counter market, as reported by The Nasdaq Stock Market or such other system then in use; or (C) if on any such day such class or series of capital stock is not quoted by any such organization, the average of the bid and asked prices on such day as furnished by a professional market maker making a market in such capital stock selected by the Company; or (D) if on any such day no market maker is making a market in such capital stock, the fair value of a share of such class or series of capital stock on such day as determined in good faith by the Board of Directors (or any duly authorized committee thereof).

l.
“National Securities Exchange” shall mean an exchange registered with the Securities and Exchange Commission under Section 6(a) of the Exchange Act, as such section may be amended or supplemented from time to time, and any successor to such statute, or The Nasdaq Stock Market or any successor thereto.

m.	“Non-U.S. Citizen” shall mean any Person other than a U.S. Citizen.

n.
“Permitted Percentage” shall mean, with respect to any class or series of capital stock of the Company: (a) with respect to all Non-U.S. Citizens in the aggregate, 22.5% of the shares of such class or series of capital stock of the Company from time to time issued and outstanding; provided that the Board of Directors may increase such percentage by not more than 1.5% in the event that the Board of Directors determines that a higher percentage is appropriate, in which case such Permitted Percentage shall mean such percentage as so increased; and (b) with respect to any individual Non-U.S. Citizen (and any other Non-U.S. Citizen whose ownership position would be aggregated with such Non-U.S. Citizen for purposes of the U.S. Maritime Laws), 4.9% of the shares of such class or series of capital stock of the Company from time to time issued and outstanding.

o.	“Proposed Transfer” shall have the meaning ascribed to such term in Section 6(a) of this Article EIGHTH.

p.	“Proposed Transfer Price” shall have the meaning ascribed to such term in Section 7(c) of this Article EIGHTH.

q.	“Proposed Transferee” shall have the meaning ascribed to such term in Section 6(a) of this Article EIGHTH.

r.	“Redemption Date” shall have the meaning ascribed to such term in Section 8(c)(iii) of this Article EIGHTH.

s.
“Redemption Notes” shall mean interest-bearing promissory notes of the Company with a maturity of not more than 10 years from the date of issue and bearing interest at a fixed rate equal to the yield on the U.S. Treasury Note having a maturity comparable to the term of such Redemption Notes as published in The Wall Street Journal or comparable publication at the time of the issuance of the Redemption Notes. Such notes shall be governed by the terms of an indenture to be entered into by and between the Company and a trustee, as may be amended from time to time. Redemption Notes shall be redeemable at par plus accrued but unpaid interest.

t.	“Redemption Notice” shall have the meaning ascribed to such term in Section 8(c)(iii) of this Article EIGHTH.

u.	“Redemption Price” shall have the meaning ascribed to such term in Section 8(c)(i) of this Article EIGHTH.

v.	“Restricted Person” shall have the meaning ascribed to such term in Section 6(a) of this Article EIGHTH.

w.	“Status Change” shall have the meaning ascribed to such term in Section 6(a) of this Article EIGHTH.

x.	“Status Change Price” shall have the meaning ascribed to such term in Section 7(c) of this Article EIGHTH.

y.
“Trading Day” shall mean a day on which the principal National Securities Exchange on which shares of any class or series of the capital stock of the Company are listed is open for the transaction of business or, if such capital stock is not listed or admitted for unlisted trading privileges on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

z.
“transfer” shall mean any transfer of beneficial ownership of shares of the capital stock of the Company, including original issuance of shares, issuance of shares upon the exercise, conversion or exchange of any securities of the Company, transfer by merger, transfer by testamentary disposition, transfer pursuant to a court order or arbitration award, or otherwise by operation of law.

aa.
“transferee” shall mean any Person receiving beneficial ownership of shares of the capital stock of the Company, including recipient of shares resulting from the original issuance of shares and the issuance of shares upon the exercise, conversion or exchange of any securities of the Company.

ab.	“Trust” shall have the meaning ascribed to such term in Section 6(a) of this Article EIGHTH.

ac.	“Trustee” shall have the meaning ascribed to such term in Section 6(a) of this Article EIGHTH.

ad.	“U.S. Citizen” shall mean a citizen of the United States within the meaning of the U.S. Maritime Laws, eligible and qualified to own and operate U.S.-flag vessels in the U.S. Coastwise Trade.

ae.
“U.S. Coastwise Trade” shall mean the carriage or transport of merchandise and/or other materials and/or passengers in the coastwise trade of the United States of America within the meaning of 46 U.S.C. Chapter 551 and any successor statutes thereto, as amended or supplemented from time to time.

af.
“U.S. Maritime Laws” shall mean, collectively, the U.S. citizenship and cabotage laws principally contained in 46 U.S.C. § 50501(a), (b) and (d) and 46 U.S.C. Chapters 121 and 551 and any successor statutes thereto, together with the rules and regulations promulgated thereunder by the U.S. Coast Guard and the U.S. Maritime Administration and their practices enforcing, administering and interpreting such laws, statutes, rules and regulations, in each case as amended or supplemented from time to time, relating to the ownership and operation of U.S.-flag vessels in the U.S. Coastwise Trade.

ag.
“Warrant” shall mean the right to purchase one share of any specified class or series of the capital stock of the Company at an exercise price of $0.01 per share governed by the terms of a warrant agreement to be entered into by and between the Company and a warrant agent, as may be amended from time to time. Each

Warrant may be exercised by cashless exercise or may be converted into shares of the specified class or series of the capital stock of the Company without any required payment of the exercise price. The Warrants may not be exercised for cash. All Warrants shall expire on the 25th anniversary of the warrant agreement that will govern the Warrants. A Warrant holder (or its proposed transferee) who cannot establish to the satisfaction of the Board of Directors that it is a U.S. Citizen shall not be permitted to exercise or convert its Warrants to the extent the receipt of the shares upon exercise or conversion would cause such shares to constitute Excess Shares if they were issued. The exercise price and number of shares issuable on exercise or conversion of the Warrants may be adjusted in certain circumstances, including in the event of a share dividend, stock split, share combination, merger or consolidation. Holders of Warrants shall not have any rights or privileges of holders of shares of the Company, including any voting, dividend or distribution rights, until they exercise or convert their Warrants and receive shares.

2.
Restrictions on Ownership of Shares by Non-U.S. Citizens. Non-U.S. Citizens are not permitted to beneficially own, individually or in the aggregate, more than the applicable Permitted Percentage of each class or series of the capital stock of the Company. To help ensure that at no time Non-U.S. Citizens, individually or in the aggregate, become the beneficial owners of more than the applicable Permitted Percentage of the issued and outstanding shares of any class or series of capital stock of the Company, and to enable the Company to comply with any requirement that it be, and submit any proof that it is, a U.S. Citizen under any applicable law or under any contract with the United States government (or any agency thereof), the Company shall have the power to take the actions prescribed in Sections 3 through 10 of this Article EIGHTH. The provisions of this Article EIGHTH are intended to assure that the Company continues to qualify as a U.S. Citizen under the U.S. Maritime Laws so that the Company does not cease to be qualified: (a) under the U.S. Maritime Laws to own and operate vessels in the U.S. Coastwise Trade; (b) to operate vessels under an agreement with the United States government (or any agency thereof); (c) to be a party to a maritime security program agreement with the United States government (or any agency thereof), under 46 U.S.C. Chapter 531 or any successor statute thereto, with respect to vessels owned, chartered or operated by the Company; (d) to maintain a construction reserve fund under 46 U.S.C. Chapter 533 or any successor statute thereto; (e) to maintain a capital construction fund under 46 U.S.C. Chapter 535 or any successor statute thereto; or (f) to own, charter, or operate any vessel where the costs of construction, modification, or reconstruction have been financed, in whole or in part, by obligations guaranteed by the United States government (or any agency thereof) under 46 U.S.C. Chapter 537 or any successor statute thereto. The Board of Directors (or any duly authorized committee thereof) is specifically authorized to make all determinations in accordance with applicable law and this Second Amended and Restated Certificate of Incorporation to implement the provisions of this Article EIGHTH.

3.	Stock Certificates.

a.
To implement the requirements set forth in Section 2 of this Article EIGHTH, the Company may, but is not required to, institute a dual stock certificate system such that: (i) each certificate representing shares of each class or series of capital stock of the Company that are beneficially owned by a U.S. Citizen shall be marked “U.S. Citizen” and each certificate representing shares of each class or series of capital stock of the Company that are beneficially owned by a Non-U.S. Citizen shall be marked “Non-U.S. Citizen”, but with all such certificates to be identical in all other respects and to comply with all provisions of the laws of the State of Delaware; (ii) an application to transfer shares shall be set forth on the back of each certificate, in which a Person seeking to take title to the shares represented by such certificate shall apply to the Company to transfer the number of shares indicated therein and shall certify as to its citizenship and the citizenship of any beneficial owner for whom or for whose account such Person will hold such shares; (iii) a certification (which may include as part thereof a form of affidavit) upon which the Company and its transfer agent shall be entitled to rely conclusively shall be required to be submitted by each Person to whom or on whose behalf a certificate representing shares of the capital stock of the Company is to be issued (whether upon transfer or original issuance) stating whether such Person or, if such Person is acting as custodian, nominee, purchaser representative or in any other capacity for an owner, whether such owner, is a U.S. Citizen; and (iv) the stock transfer records of the Company may be maintained in such manner as to enable the percentages of the shares of each class or series of the Company’s capital stock that are beneficially owned by U.S. Citizens and by Non-U.S. Citizens to be confirmed. The Board of Directors (or any duly authorized committee thereof) is authorized to take such other ministerial actions or make such interpretations of this Second Amended and Restated Certificate of Incorporation as it may deem necessary or advisable in order to implement a dual stock certificate system consistent with the requirements set forth in Section 2 of this Article EIGHTH and to ensure compliance with such system and such requirements.

b.
A statement shall be set forth on the face or back of each certificate representing shares of each class or series of capital stock of the Company to the effect that: (i) such shares and the beneficial ownership thereof are subject to restrictions on transfer set forth in this Second Amended and Restated Certificate of Incorporation; and (ii) the Company will furnish without charge to each stockholder of the Company who so requests a copy of this Second Amended and Restated Certificate of Incorporation.

4.	Restrictions on Transfers.

a.
Any transfer or purported transfer of beneficial ownership of any shares of any class or series of capital stock of the Company, the effect of which would be to cause one or more Non-U.S. Citizens in the aggregate to beneficially own shares of any class or series of capital stock of the Company in excess of the applicable Permitted Percentage for such class or series, shall be void and ineffective, and, to the extent that the Company knows of such transfer or purported transfer, neither the Company nor its transfer agent (if any) shall register such transfer or purported transfer on the stock transfer records of the Company and neither the Company nor its transfer agent (if any) shall recognize the transferee or purported transferee thereof as a stockholder of the Company for any purpose whatsoever (including for purposes of voting, dividends and other distributions) except to the extent necessary to effect any remedy available to the Company under this Article EIGHTH. In no event shall any such registration or recognition make such transfer or purported transfer effective unless the Board of Directors (or any duly authorized committee thereof) shall have expressly and specifically authorized the same.

b.
In connection with any purported transfer of shares of any class or series of the capital stock of the Company, any transferee or proposed transferee (including any recipient upon original issuance) of shares and, if such transferee or proposed transferee (or recipient) is acting as a fiduciary or nominee for a beneficial owner, such beneficial owner, may be required by the Company or its transfer agent to deliver a citizenship certification and such other documentation and information concerning its citizenship under Section 10 of this Article EIGHTH as the Company may request in its sole discretion. Registration and recognition of any transfer of shares shall be denied by the Company upon refusal to furnish any of the foregoing citizenship certifications, documentation or information requested by the Company. Each transferor of such shares shall reasonably cooperate with any requests from the Company to facilitate the transmission of requests for such citizenship certifications and such other documentation and information to the proposed transferee and such proposed transferee’s responses thereto.

5.	Excess Shares
If on any date, including, without limitation, any record date (each, an “Excess Share Date”), the number of shares of a class or series of capital stock of the Company beneficially owned by Non-U.S. Citizens should exceed the applicable Permitted Percentage with respect to such class or series of capital stock, irrespective of the date on which such event becomes known to the Company (such shares in excess of the applicable Permitted Percentage, the “Excess Shares”), then the shares of such class or series of capital stock of the Company that constitute Excess Shares for purposes of this Article EIGHTH shall be (x) those shares that have been acquired by or become beneficially owned by Non-U.S. Citizens, starting with the most recent acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and including, in reverse chronological order of acquisition, all other acquisitions of beneficial ownership of such shares by Non-U.S. Citizens from and after the acquisition of beneficial ownership of such shares by a Non-U.S. Citizen that first caused such applicable Permitted Percentage to be exceeded, or (y) those shares beneficially owned by Non-U.S. Citizens that exceed the applicable Permitted Percentage as the result of any repurchase or redemption by the Company of shares of its capital stock, starting with the most recent acquisition of beneficial ownership of such shares by a Non-U.S. Citizen and going in reverse chronological order of acquisition; provided that: (i) the Company shall have the sole power to determine, in the exercise of its reasonable judgment, those shares of such class or series that constitute Excess Shares in accordance with the provisions of this Article EIGHTH; (ii) the Company may, in its reasonable discretion, rely on any reasonable documentation provided by Non-U.S. Citizens with respect to the date and time of their acquisition of beneficial ownership of Excess Shares; (iii) if the acquisition of beneficial ownership of more than one Excess Share occurs on the same date and the time of acquisition is not definitively established, then the order in which such acquisitions shall be deemed to have occurred on such date shall be determined by lot or by such other method as the Company may, in its reasonable discretion, deem appropriate; (iv) Excess Shares that result from a determination that a beneficial owner has ceased to be a U.S. Citizen will be deemed to have been acquired, for purposes of this Article EIGHTH, as of the date that such beneficial owner ceased to be a U.S. Citizen; and (v) the Company may adjust upward to the nearest whole share the number of shares of such class or series deemed to be Excess Shares. Any determination made by the Company pursuant to this Section 5 as to which shares of any class or series of the Company’s capital stock constitute Excess Shares of such class or series shall be conclusive and shall be deemed effective as of the applicable Excess Share Date for such class or series.

6.	Additional Remedies for Exceeding Permitted Percentage.

a.
In the event that (i) Section 4(a) of this Article EIGHTH would not be effective for any reason to prevent the transfer (a “Proposed Transfer”) of beneficial ownership of any Excess Share of any class or series of the capital stock of the Company to a Non-U.S. Citizen (a “Proposed Transferee”), (ii) a change in the status of a person from a U.S. Citizen to a Non-U.S. Citizen (a “Status Change”) causes a share of any class or series of capital stock of the Company of which such person is the beneficial owner immediately prior to such change to constitute an Excess Share or any repurchase or redemption by the Company of shares of its capital stock causes any share of any class or series of capital stock of the Company beneficially owned by Non-U.S. Citizens to exceed the applicable Permitted Percentage (any such Non-U.S. Citizen together with any person that has undergone a Status Change, a “Disqualified Person”), or (iii) the original issuance by the Company of a share of any class or series of capital stock of the Company to a Non-U.S. Citizen (a “Disqualified Recipient”) results in such share constituting an Excess Share, then, effective as of immediately before the consummation of such Proposed Transfer (in the case of such Proposed Transferee), or such Status Change or such repurchase or redemption by the Company of its capital stock (in the case of such Disqualified Person), and as of the time of issuance of such Excess Share (in the case of such Disqualified Recipient), such Excess Share shall be automatically transferred into a trust (each, a “Trust”) for the exclusive benefit of a Charitable Beneficiary and in respect of which a U.S. Citizen unaffiliated with the Company and such Non-U.S. Citizen shall be appointed by the Company to serve as the trustee (each, a “Trustee”), and such Non-U.S. Citizen (each, a “Restricted Person”) shall neither acquire nor have any rights or interests in such Excess Share transferred into such Trust. Subject to applicable law and compliance with the foregoing provisions of this Section 6(a), the Excess Shares of multiple Restricted Persons may, in the sole discretion of the Company, be transferred into, and maintained in, a single Trust.

b.
Notwithstanding the provisions of Section 6(a) of this Article EIGHTH, if the automatic transfer of an Excess Share into a Trust pursuant to Section 6(a) of this Article EIGHTH, together with any other automatic transfers of Excess Shares into Trusts pursuant to Section 6(a) of this Article EIGHTH, would not be effective, for any reason whatsoever (whether in the determination of the Company or otherwise), to prevent the number of shares of the class or series of capital stock of the Company of which such Excess Share is a part that are beneficially owned by Non-U.S. Citizens from exceeding the applicable Permitted Percentage for such class or series, then, in lieu of such automatic transfer into such Trust(s), such Excess Share shall be subject to redemption by the Company pursuant to Section 8 of this Article EIGHTH.

7.	Excess Shares Transferred into Trusts.

a.
Status of Excess Shares Held by a Trustee. All Excess Shares of any class or series of capital stock of the Company held by a Trustee shall retain their status as issued and outstanding shares of the Company.

b.	Voting and Dividend Rights.

i.
The Trustee of a Trust shall have all voting rights and rights to dividends and any other distributions (upon liquidation or otherwise) with respect to all Excess Shares held in such Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary of such Trust.

ii.
If any dividend or other distribution (upon liquidation or otherwise) with respect to any Excess Share held in a Trust has been received by a Restricted Person with respect to such Excess Share and the automatic transfer of such Excess Share into such Trust occurred on or before the record date for such dividend or distribution, such dividend or distribution shall be paid by such Restricted Person to the Trustee of such Trust upon the demand of such Trustee. If (A) any dividend or other distribution (upon liquidation or otherwise) is authorized with respect to any Excess Share held in a Trust, (B) the automatic transfer of such Excess Share into such Trust occurred on or before the record date for such dividend or distribution, and (C) such transfer has been discovered prior to the payment of such dividend or distribution, then such dividend or distribution shall be paid, when due, to the Trustee of such Trust. Any dividend or distribution so paid to the Trustee of such Trust shall be held in trust for distribution to the Charitable Beneficiary of such Trust in accordance with the provisions of this Section 7.

iii.
A Restricted Person with respect to any Excess Share of any class or series of capital stock of the Company transferred into a Trust shall (A) neither be entitled to, nor possess, any rights to vote, or any other rights attributable to, such Excess Share, (B) not benefit economically from the ownership or holding of such Excess Share, and (C) have no rights to any dividends or any other distributions (upon liquidation or otherwise) with respect to such Excess Share.

iv.
Subject to applicable law, effective as of the date that any Excess Share shall have been transferred into a Trust, the Trustee of such Trust shall have the authority, at its sole discretion, (A) to rescind as void any vote cast by any Restricted Person with respect to such Excess Share, as well as any proxy given by any Restricted Person with respect to the vote of such Excess Share, in either case if the automatic transfer of such Excess Share into such Trust occurred on or before the record date for such vote, and (B) to recast such vote, as well as resubmit a proxy in respect of the vote of such Excess Share, in accordance with its own determination, acting for the benefit of the Charitable Beneficiary of such Trust; provided, however, that if the Company has already taken any corporate action in respect of which such vote was cast, or such proxy was given, by such Restricted Person, or if applicable law shall not permit the rescission of such vote or proxy or such vote to be recast, then the Trustee shall not have the authority to rescind such vote or proxy or to recast such vote.

v.	Notwithstanding any of the provisions of this Article EIGHTH, the Company shall be entitled to rely, without limitation, on the stock transfer and other stockholder records of the Company (and its transfer agent) for the purposes of preparing lists of stockholders entitled to vote at meetings, determining the validity and authority of proxies, and otherwise conducting votes of stockholders.

c.	Sale of Excess Shares by Trustee.

i.
The Trustee of a Trust, within 20 days of its receipt of written notice from the Company (or its transfer agent) that Excess Shares of any class or series of capital stock of the Company have been transferred into such Trust (or as soon thereafter as a sale may be effected in compliance with all applicable securities laws), shall sell such Excess Shares to a U.S. Citizen (including, without limitation, the Company) designated by the Trustee. Upon any such sale of Excess Shares, the Trustee shall promptly distribute the proceeds of such sale of such Excess Shares (net of broker’s commissions and other selling expenses, applicable taxes, and other costs and expenses of the Trust) to such Charitable Beneficiary, and to the one or more Restricted Persons with respect to such Excess Shares, as provided in the applicable provisions of Sections 7(c), (d) and (e) of this Article EIGHTH.

ii.
In the event that (x) the Restricted Person with respect to an Excess Share sold by the Trustee of a Trust pursuant to Section 7(c)(i) of this Article EIGHTH was a Proposed Transferee at the time of the transfer of such Excess Share into the Trust, and (y) such sale by the Trustee is made to a Person other than the Company, such Restricted Person shall receive an amount (net of broker’s commissions and other selling expenses, applicable taxes, and other costs and expenses of the Trust), subject to further downward adjustment pursuant to Section 7(e) of this Article EIGHTH, equal to the lesser of (A) the price paid by such Restricted Person for such Excess Share or, if such Restricted Person did not give value for the Excess Share in connection with the Proposed Transfer of such Excess Share to such Restricted Person (e.g., in the case of a gift, devise or other similar transaction), the Market Price of such Excess Share on the day of such Proposed Transfer (the applicable price, the “Proposed Transfer Price”) and (B) the price received by the Trustee from the sale by the Trustee of such Excess Share.

iii.
In the event that (x) the Restricted Person with respect to an Excess Share sold by the Trustee of a Trust pursuant to Section 7(c)(i) of this Article EIGHTH was a Disqualified Person at the time of the transfer of such Excess Share into the Trust and (y) such sale by the Trustee is made to a Person other than the Company, such Restricted Person shall receive an amount (net of broker’s commissions and other selling expenses, applicable taxes, and other costs and expenses of the

Trust), subject to further downward adjustment pursuant to Section 7(e) of this Article EIGHTH, equal to the lesser of (A) the Market Price of such Excess Share on the date of the Status Change of such Restricted Person or the date of the repurchase or redemption by the Company of its capital stock that resulted in the transfer of such Excess Share into the Trust (in each case, the “Status Change Price”) and (B) the price received by the Trustee from the sale by the Trustee of such Excess Share.

iv.
In the event that (x) the Restricted Person with respect to an Excess Share sold by the Trustee of a Trust pursuant to Section 7(c)(i) of this Article EIGHTH was a Disqualified Recipient at the time of the transfer of such Excess Share into the Trust and (y) such sale by the Trustee is made to a Person other than the Company, such Restricted Person shall receive an amount (net of broker’s commissions and other selling expenses, applicable taxes, and other costs and expenses of the Trust), subject to further downward adjustment pursuant to Section 7(e) of this Article EIGHTH, equal to the lesser of (A) the price paid by such Restricted Person for such Excess Share or, if such Restricted Person did not give value for the Excess Share in connection with the original issuance of such Excess Share to such Restricted Person, the Market Price of such Excess Share on the day of such original issuance (the applicable price, the “Deemed Original Issuance Price”) and (B) the price received by the Trustee from the sale by the Trustee of such Excess Share.

v.
In the event that, prior to the discovery by the Company (or its transfer agent) that any Excess Share has been automatically transferred into a Trust pursuant to Section 6(a) of this Article EIGHTH, such Excess Share is sold by the Restricted Person with respect to such Excess Share, then (A) such Excess Share shall be deemed to have been sold by such Restricted Person on behalf of the Trust and (B) to the extent that such Restricted Person received consideration for the sale of such Excess Share that exceeds the amount that such Restricted Person would have been entitled to receive pursuant to this Section 7(c) if such Excess Share had been sold by the Trustee of such Trust on the date of the sale of such Excess Share by such Restricted Person, such excess amount shall be paid to the Trustee, upon the demand of the Trustee, for distribution to the Charitable Beneficiary of such Trust.

d.
Corporation’s Right to Purchase Shares Transferred into a Trust. The Trustee of a Trust shall be deemed to have offered each Excess Share that has been transferred into such Trust for sale to the Company at a price for such Excess Share equal to the lesser of (A) the Market Price of such Excess Share on the date that the

Company accepts such offer, and (B) the Proposed Transfer Price, the Status Change Price or the Deemed Original Issuance Price, as the case may be, of such Excess Share. The Company shall have the right to accept such offer until the Trustee has sold (or been deemed to have sold) such Excess Share pursuant to clause (i), (ii), (iii), (iv) or (v) of Section 7(c) of this Article EIGHTH. Upon such sale of the Excess Share to the Company, the Restricted Person with respect to such Excess Share shall receive the proceeds of such sale (net of broker’s commissions and other selling expenses, applicable taxes, and other costs and expenses of the Trust), subject to further downward adjustment pursuant to Section 7(e) of this Article EIGHTH.

e.	Additional Payment-Related Provisions.

i.
In the event of the sale of an Excess Share by the applicable Trustee pursuant to Section 7(c) or (d) of this Article EIGHTH, such Trustee, in its sole discretion, may reduce the amount payable to the Restricted Person with respect to such Excess Share pursuant to such Section by the sum of the amounts of the dividends and distributions described in Section 7(b)(ii) of this Article EIGHTH received by such Restricted Person with respect to such Excess Share and which such Restricted Person has not paid over to the Trustee.

ii.
In the event of the sale of an Excess Share by the applicable Trustee pursuant to Section 7(c) or (d) of this Article EIGHTH, such Trustee shall promptly pay to the Charitable Beneficiary of the applicable Trust, an amount equal to (A) the remaining proceeds of such sale, net of (1) broker’s commissions and other selling expenses, applicable taxes, and other costs and expenses of such Trust and (2) the amount paid by the Trustee to the Restricted Person with respect to such Excess Share pursuant to this Section 7, and (B) the amount of any dividends or distributions with respect to such Excess Share held by the Trust, net of taxes and other costs and expenses of such Trust.

f.
Termination of Charitable Beneficiary's Interest. Upon the sale of an Excess Share by the applicable Trustee pursuant to Section 7(c) or (d) of this Article and the payment of the related amount (if any) to the Charitable Beneficiary of the applicable Trust pursuant to Section 7(e)(ii) of this Article EIGHTH, such Charitable Beneficiary’s interest in such Excess Share shall terminate.

8.	Redemption.

a.
If the automatic transfer of an Excess Share into a Trust pursuant to Section 6(a) of this Article EIGHTH, together with any other automatic transfers of Excess Shares into Trusts pursuant to Section 6(a) of this Article EIGHTH, would not be effective, for any reason whatsoever, including a determination by the Company that it is not, or may not be, effective, to prevent the beneficial ownership by Non-U.S. Citizens of shares of the class or series of capital stock of the Company of which such Excess Share is a part from exceeding the applicable Permitted Percentage for such class or series, then, in lieu of such automatic transfer into such Trust, the Company, by action of the Board of Directors (or any duly authorized committee thereof), in its sole discretion, shall have the power to redeem, unless such redemption is not permitted under the DGCL or other provisions of applicable law, such Excess Share, provided that the Company shall not have any obligation under this Section 8 to redeem any one or more Excess Shares.

b.
Until such time as any Excess Shares subject to redemption by the Company pursuant to this Section 8 are so redeemed by the Company at its option and beginning on the first Excess Share Date for the classes or series of the Company’s capital stock of which such Excess Shares are a part,

i.	the holders of such Excess Shares subject to redemption shall (so long as such Excess Shares exist) not be entitled to any voting rights with respect to such Excess Shares, and

ii.	the Company shall (so long as such Excess Shares exist) pay into an escrow account dividends and any other distributions (upon liquidation or otherwise) in respect of such Excess Shares.
Full voting rights shall be restored to any shares of a class or series of capital stock of the Company that were previously deemed to be Excess Shares, and any dividends or distributions with respect thereto that have been previously paid into an escrow account shall be due and paid solely to the holders of record of such shares, promptly after such time as, and to the extent that, such shares have ceased to be Excess Shares (including as a result of the sale of such shares to a U.S. Citizen prior to the issuance of a Redemption Notice pursuant to Section 8(c)(iii) of this Article EIGHTH), provided that such shares have not been already redeemed by the Company at its option pursuant to this Section 8.

c.	The terms and conditions of redemptions by the Company of Excess Shares of any class or series of the Company’s capital stock under this Section 8 shall be as follows:

i.
the per share redemption price (the “Redemption Price”) for each Excess Share may be paid, as determined by the Board of Directors (or any duly authorized committee thereof) in its sole discretion, (i) in cash (by wire transfer or bank or cashier’s check), (ii) by the issuance of Redemption Notes, (iii) by the issuance of one Warrant for each Excess Share, or (iv) by any combination of the foregoing;

ii.
with respect to the portion of the Redemption Price being paid in whole or in part by cash and/or by the issuance of Redemption Notes, such portion of the Redemption Price shall be the sum of (A) the Fair Market Value of such Excess Share as of the date of redemption of such Excess Share plus (B) an amount equal to the amount of any dividend or any other distribution (upon liquidation or otherwise) declared in respect of such Excess Share prior to the date on which such Excess Share is called for redemption and which amount has been paid into an escrow account by the Company pursuant to Section 8(b) of this Article EIGHTH;

iii.
written notice of the date on which the Excess Shares shall be redeemed (the “Redemption Date”), together with a letter of transmittal to accompany certificates, if any, representing the Excess Shares that are surrendered for redemption shall be given either by hand delivery or by overnight courier service or by first-class mail, postage prepaid, to each holder of record of the Excess Shares to be redeemed, at such holder’s last known address as the same appears on the stock register of the Company (the “Redemption Notice”), unless such notice is waived in writing by any such holders;

iv.
the Redemption Date (for purposes of determining right, title and interest in and to the Excess Shares to be redeemed) shall be the later of (A) the date specified in the Redemption Notice sent to the record holders of the Excess Shares (which shall not be earlier than the date of such notice), and (B) the date on which the Company shall have irrevocably deposited or set aside a sum sufficient to pay the Redemption Price to such record holders or the date on which the Company shall have paid the Redemption Price (including, without limitation, the delivery of any applicable Redemption Notes or Warrants) to such record holders;

v.
each Redemption Notice to each holder of record of the Excess Shares to be redeemed shall specify (A) the Redemption Date (as determined pursuant to Section 8(c)(iv) of this Article EIGHTH)), (B) the number and the class or series of shares of capital stock to be redeemed from such holder as Excess Shares (and, to the extent such Excess Shares are certificated, the certificate number(s) representing such Excess Shares), (C) the Redemption Price and the manner of payment thereof, (D) the place where certificates for such Excess Shares (if such Excess Shares are certificated) are to be surrendered for cancellation against the simultaneous payment of the Redemption Price, (E) any instructions as to the endorsement or assignment for transfer of such certificates (if any) and the completion of the accompanying letter of transmittal, and (F) the fact that all right, title and interest in respect of the Excess Shares to be redeemed (including, without limitation, voting, dividend and distribution rights) shall cease and terminate on the Redemption Date, except for the right to receive the Redemption Price, without interest;

vi.	in the case of the Redemption Price paid in whole by cash, if a Redemption Notice has been duly sent to the record holders of the Excess Shares to be redeemed and the Company has irrevocably deposited or set aside cash consideration sufficient to pay the Redemption Price to such record holders of such Excess Shares, then dividends shall cease to accrue on all such Excess Shares to be redeemed, all such Excess Shares shall no longer be deemed outstanding and all right, title and interest in respect of such Excess Shares shall forthwith cease and terminate, except only the right of the record holders thereof to receive the Redemption Price, without interest;

vii.
without limiting clause (vi) above, on and after the Redemption Date, all right, title and interest in respect of the Excess Shares to be redeemed by the Company (including, without limitation, voting and dividend and distribution rights) shall forthwith cease and terminate, such Excess Shares shall no longer be deemed to be outstanding shares for the purpose of voting or determining the total number of shares entitled to vote on any matter properly brought before the stockholders for a vote thereon (and may be either retired or held by the Company as treasury stock), and the holders of record of such Excess Shares shall thereafter be entitled only to receive the Redemption Price, without interest; and

viii.
upon surrender of the certificates (if any) for any Excess Shares so redeemed in accordance with the requirements of the Redemption Notice and the accompanying letter of transmittal (and otherwise in proper from for transfer as specified in the Redemption Notice), the holder of record of such Excess Shares shall be entitled to payment of the Redemption Price. In case fewer than all the shares represented by any such certificate are redeemed, a new certificate (or certificates), to the extent such shares were certificated, shall be issued representing the shares not redeemed, without cost to the holder of record.

d.
Nothing in this Section 8 shall prevent the recipient of a Redemption Notice from transferring its shares before the Redemption Date if such transfer is otherwise permitted under this Second Amended and Restated Certificate of Incorporation and applicable law and the recipient provides notice of such proposed transfer to the Board of Directors along with the documentation and information required under Section 10(d) establishing that such proposed transferee is a U.S. Citizen to the satisfaction of the Board of Directors in its sole discretion before the Redemption Date. If such conditions are met, the Board of Directors shall withdraw the Redemption Notice related to such shares, but otherwise the redemption thereof shall proceed on the Redemption Date in accordance with this Section and the Redemption Notice.

9.	Citizenship Determinations.
The Company shall have the power to determine, in the exercise of its reasonable judgment and with the advice of counsel, the citizenship of the beneficial owners and the transferees or proposed transferees of any class or series of the Company’s capital stock for the purposes of this Article EIGHTH. In determining the citizenship of the beneficial owners or their transferees or proposed transferees or, in the case of original issuance, any recipient (and, if such transferees, proposed transferees or recipients are acting as fiduciaries or nominees for any beneficial owners, with respect to such beneficial owners) of any class or series of the Company’s capital stock, the Company may rely on the stock transfer records of the Company and the citizenship certifications required under Section 4(b) of this Article EIGHTH and the written statements and affidavits required under Section 10 of this Article EIGHTH given by the beneficial owners or their transferees or proposed transferees, or, in the case of original issuance, any recipients (or any beneficial owners for whom such transferees or proposed transferees or recipients are acting as fiduciaries or nominees) (in each case whether such certifications, written statements or affidavits have been given on their own behalf or on behalf of others) to prove the citizenship of such beneficial owners, transferees, proposed transferees or recipients (or any beneficial owners for whom such transferees, proposed transferees or recipients are acting as fiduciaries or nominees). The determination of the citizenship of such beneficial owners, transferees, proposed transferees and recipients (and any beneficial owners for whom such transferees, proposed transferees or recipients are acting as fiduciaries or nominees) may also be subject to proof in such other manner as the Company may deem reasonable pursuant to Section 10(b) of this Article EIGHTH. The determination of the Company at any time as to the citizenship of such beneficial owners, transferees, proposed transferees and recipients (and any beneficial owners for whom such transferees, proposed transferees or recipients are acting as fiduciaries or nominees) in accordance with the provisions of Article EIGHTH shall be conclusive.

10.	Requirement to Provide Citizenship Information.

a.
In furtherance of the requirements of Section 2 of this Article EIGHTH, and without limiting any other provision of this Article EIGHTH, the Company may require the beneficial owners of shares of any class or series of the Company’s capital stock to confirm their citizenship status from time to time in accordance with the provisions of this Section 10, and, as a condition to acquiring and having beneficial ownership of shares of any class or series of capital stock of the Company, every beneficial owner of any such shares must comply with the following provisions:

i.
promptly upon a beneficial owner’s acquisition of beneficial ownership of five (5%) percent or more of the outstanding shares of any class or series of capital stock of the Company, and at such other times as the Company may determine by written notice to such beneficial owner, such beneficial owner must provide to the Company a written statement or an affidavit, as specified by the Company, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Company beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information and documents required by the U.S. Coast Guard or the U.S. Maritime Administration under the U.S. Maritime Laws, including 46 C.F.R. part 355;

ii.
promptly upon request by the Company, each beneficial owner must provide to the Company a written statement or an affidavit, as specified by the Company, duly signed, stating the name and address of such beneficial owner, the number of shares of each class or series of capital stock of the Company beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, a statement as to whether such beneficial owner is a U.S. Citizen, and such other information and documents required by the U.S. Coast Guard or the U.S. Maritime Administration under the U.S. Maritime Laws, including 46 C.F.R. part 355;

iii.
promptly upon request by the Company, any beneficial owner must provide to the Company a written statement or an affidavit, as specified by the Company, duly signed, stating the name and address of such beneficial owner, together with reasonable documentation of the date and time of such beneficial owner’s acquisition of beneficial ownership of the shares of any class or series of capital stock of the Company specified by the Company in its request;

iv.
every beneficial owner must provide, or authorize such beneficial owner’s broker, dealer, custodian, depositary, nominee or similar agent with respect to the shares of each class or series of the Company’s capital stock beneficially owned by such beneficial owner to provide, to the Company such beneficial owner’s address; and

v.
every beneficial owner must provide to the Company, at any time such beneficial owner ceases to be a U.S. Citizen, as promptly as practicable but in no event less than two business days after the date such beneficial owner ceases to be a U.S. Citizen, a written statement, duly signed, stating the name and address of the beneficial owner, the number of shares of each class or series of capital stock of the Company beneficially owned by such beneficial owner as of a recent date, the legal structure of such beneficial owner, and a statement as to such change in status of such beneficial owner to a Non-U.S. Citizen.

b.
The Company may at any time require reasonable proof, in addition to the citizenship certifications required under Section 4(b) of this Article EIGHTH and the written statements and affidavits required under Section 10(a) of this Article EIGHTH, of the citizenship of the beneficial owner or the transferee, proposed transferee or, in the case of original issuance, the recipient (and, if such transferee, proposed transferee or recipient is acting as a fiduciary or nominee for a beneficial owner, with respect to such beneficial owner) of shares of any class or series of the Company’s capital stock.

c.
In the event that (i) the Company requests in writing (in which express reference is made to this Section 10 of this Article EIGHTH) from a beneficial owner of shares of any class or series of the Company’s capital stock a citizenship certification required under Section 4(b) of this Article EIGHTH, a written statement, an affidavit and/or reasonable documentation required under Section 10(a) of this Article EIGHTH, and/or additional proof of citizenship required under Section 10(b) of this Article EIGHTH, and (ii) such beneficial owner fails to provide the Company with the requested documentation by the date set forth in such written request, then (x) the voting rights of such beneficial owner’s shares of the Company’s capital stock shall be suspended, and (y) any dividends or other distributions (upon liquidation or otherwise) with respect to such shares shall be paid into an escrow account, until such requested documentation is submitted in form and substance reasonably satisfactory to the Company, subject to the other provisions of this Article EIGHTH; provided, however, that the Company, acting through its Board of Directors, shall have the power, in its sole discretion, to extend the date by which such requested documentation must be provided and/or to waive the application of sub-clauses (x) and/or (y) of this clause (ii) to any of the shares of such beneficial owner in any particular instance.

d.
In the event that (i) the Company requests in writing (in which express reference is made to this Section 10 of this Article EIGHTH) from the transferee or proposed transferee of, or, in the case of original issuance, the recipient (and, if such transferee, proposed transferee or recipient is acting as a fiduciary or nominee for a beneficial owner, with respect to such beneficial owner) of, shares of any class or series of the Company’s capital stock a citizenship certification required under Section 4(b) of this Article EIGHTH, a written statement, an affidavit and/or reasonable documentation required under Section 10(a) of this Article EIGHTH, and/or additional proof of citizenship required under Section 10(b) of this Article EIGHTH, and

(ii) such Person fails to submit the requested documentation in form and substance reasonably satisfactory to the Company, subject to the other provisions of this Article EIGHTH, by the date set forth in such written request, the Company, acting through its Board of Directors (or any duly authorized committee thereof), shall have the power, in its sole discretion, to refuse to accept any application to transfer ownership of such shares (if any) or to register such shares on the stock transfer records of the Company and may prohibit and/or void such transfer, including by placing a stop order with the Company’s transfer agent, until such requested documentation is so submitted and the Company is satisfied that the proposed transfer of shares will not result in Excess Shares.

11.
Severability. Each provision of this Article EIGHTH is intended to be severable from every other provision. If any one or more of the provisions contained in this Article EIGHTH is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of any other provision of this Article EIGHTH shall not be affected, and this Article EIGHTH shall be construed as if the provisions held to be invalid, illegal or unenforceable had never been contained herein.

12.
NYSE Transactions. Nothing in this Article EIGHTH shall preclude the settlement of any transaction entered into through the facilities of the New York Stock Exchange or any other National Securities Exchange or automated inter-dealer quotation system for so long as any class or series of the capital stock of the Company is listed on the New York Stock Exchange. The fact that the settlement of any transaction occurs shall not negate the effect of any provision of this Article EIGHTH and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article EIGHTH.

NINTH:    The Board of Directors is expressly authorized to amend, alter, change, adopt or repeal the By-Laws of the Company.
This Second Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL, and has been duly adopted by written consent of the sole stockholder of the Company in accordance with the provisions of Section 228(a) of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Second Amended and Restated Certificate of Incorporation to be executed on its behalf.
SEACOR MARINE HOLDINGS, INC.

By:	/s/ John Gellert John Gellert
Director